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                                                                    EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                        HEARST-ARGYLE TELEVISION, INC.

  HEARST-ARGYLE TELEVISION, INC. (the "Corporation") a corporation organized and existing under and by virtue of the General Corporation Law of Delaware ("DGCL"),

  DOES HEREBY CERTIFY:

  FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendments to the Corporation's Certificate of Incorporation (the
"Amendments"):

    The initial paragraph of Article "FOUR" shall be deleted in its entirety and the following new initial paragraph shall be substituted in lieu thereof:

      "The aggregate number of shares of stock that the Corporation shall have authority to issue is 301 million. Three hundred million of such shares shall be of the par value of $.01 per share, shall be of the same class and shall be designated as "Common Stock," and one million of such shares shall be of the par value of $.01 per share, shall be of the same class and shall be designated as "Preferred Stock."

    Section 1.A.1. of Article "FOUR" shall also be deleted in its entirety and the following new Section 1.A.1. shall be substituted in lieu thereof:

      "1. Of the 300 million authorized shares of Common Stock, 200 million shares shall be designated as Series A Common Stock (the "Series A Common Stock') and 100 million shares shall be designated as Series B Common Stock (the "Series B Common Stock')."

  SECOND: That the Amendments were duly adopted by the stockholders of the Corporation, at a special meeting of the stockholders of the Corporation duly called and held on March 17, 1999, at which a quorum was present and acting throughout, in accordance with the provisions of Sections 216, 222 and 242 of the DGCL.

  THE UNDERSIGNED, Dean H. Blythe, Senior Vice President, Secretary and General Counsel of HEARST-ARGYLE TELEVISION, INC., for the purpose of amending the Certificate of Incorporation of the Corporation, does make this certificate, hereby declaring and certifying, under penalties of perjury, that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 18th day of March, 1999.

                                          Hearst-Argyle Television, Inc.

                                             /s/ Dean H. Blythe
                                          By: _________________________________
                                             Name:Dean H. Blythe
                                             Title: Senior Vice President,
                                                  Secretary and General
                                                  Counsel